Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (including additional amendments thereto) filed on the date hereof with respect to the Common Stock of Concord Camera Corp.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 20, 2008	EVEREST SPECIAL SITUATIONS FUND L.P.

	By:	Maoz Everest Fund Management Ltd., General Partner

By:	/s/ Elchanan Maoz
Elchanan Maoz, Chairman and Chief Executive Officer

MAOZ EVEREST FUND MANAGEMENT LTD.

By:	/s/ Elchanan Maoz
Elchanan Maoz, Chairman and Chief Executive Officer

/s/ Elchanan Maoz
ELCHANAN MAOZ